EXHIBIT 99.1

Harsco Corporation Reports Third Quarter 2011 Diluted Earnings Per Share From Continuing Operations of $0.40 vs. $0.26 in the Third Quarter Last Year

Revenues From Organic Growth Up 10 Percent; Total Revenues Up 14 Percent to $856 Million

CAMP HILL, Pa., Oct. 27, 2011 (GLOBE NEWSWIRE) -- Worldwide industrial solutions company Harsco Corporation (NYSE:HSC) today reported third quarter 2011 results from continuing operations.

Third Quarter 2011 Results

Third quarter 2011 diluted earnings per share from continuing operations were $0.40, compared with $0.26 per share in the third quarter of last year. Income from continuing operations was $32.4 million, compared with $21.8 million in the third quarter last year. Sales increased by 14 percent in the quarter to $856 million, from $752 million in last year's third quarter. Foreign currency translation increased sales by approximately $28 million and operating income by approximately $1.4 million, compared with the third quarter of last year.

For the first nine months of 2011, diluted earnings per share from continuing operations were $1.02, compared with $0.76 per share in the first nine months of 2010. Income from continuing operations was $85.2 million, compared with $65.8 million in the first nine months of last year.  Sales increased by 10 percent to $2.5 billion, from $2.3 billion in last year's first nine months. Foreign currency translation increased sales by approximately $109 million and increased operating income by approximately $4.2 million, compared with the first nine months of 2011.

Comment and Outlook

Commenting on the Company's results, Harsco Chairman, President and Chief Executive Officer Salvatore D. Fazzolari said, "Results for the third quarter were within the range of our previous guidance and events generally unfolded as expected, except for end-market conditions in the U.K. for our Harsco Infrastructure business, which deteriorated more significantly than we anticipated. In addition, we incurred certain other headwinds in the third quarter, principally net exit costs of approximately $2.6 million in the Metals & Minerals business and higher LIFO costs in excess of $1 million in the Rail business, which lowered overall results for the third quarter.

"As expected, cash flow from operations improved significantly in the third quarter and was more than double the level of the second quarter of this year. Historically, we generate higher levels of operating cash flow in the second half of the year, compared with the first half. In regard to the use of these cash flows, it continues to be our intention to take a balanced approach.

"Our balance sheet remains in the best shape it has been in more than a decade. There are no long-term debt maturities until late 2013 and over ninety percent of our debt has a fixed interest rate.

"We are seeing a challenging macroeconomic environment across many of our key end-markets, particularly in Western Europe. In addition, we expect the sale of certain machines in our Rail business to shift from the fourth quarter of 2011 to the first quarter of 2012. Thus, it remains prudent for us to be cautious as we conclude the year. As such, we are adjusting our full-year 2011 guidance from a range of $1.35 to $1.45 to a new range of $1.30 to $1.35. This implies an outlook for the fourth quarter of 2011 for earnings per share from continuing operations in the range of $0.28 to $0.33, which compares with $0.15 in the fourth quarter of last year, excluding the restructuring charge."

Third Quarter Business Review

Harsco Metals & Minerals

The Metals & Minerals operating results were impacted by approximately $2.6 million of net exit costs, including costs from the Company's decision not to renew certain lower return, long-term contracts in the Metals part of the business, and substantially lower stainless steel production (a 22 percent decline in volume) in the Minerals part of the business.

Sales for this Segment in the third quarter increased approximately $31 million to $400 million, up 8 percent from $369 million in last year's comparable quarter. Foreign currency translation increased sales in the quarter by approximately $15 million, and operating income by approximately $1.3 million. Operating income in the third quarter decreased by $3.1 million to $30.9 million or by approximately 9 percent from operating income of $34.0 million in the third quarter last year. Likewise, operating margins of 7.7 percent in the third quarter were lower than the 9.2 percent in the third quarter of 2010.

This Segment is expected to show modest year-over-year improvement in results in the fourth quarter. Steel production for the remainder of 2011 is expected to slow from third quarter 2011 levels and, as discussed last quarter, stainless steel production is expected to remain lower year-over-year. The Company continues to see success in new contract signings and in its efforts to exit existing lower return contracts, which should increase future margins and returns on capital. The Segment has also entered into two new strategic technology alliances which the Company believes have the potential for future growth opportunities.

Harsco Infrastructure

The Harsco Infrastructure Segment continued to benefit in the third quarter from cost savings generated from the successful implementation of its major restructuring plan announced at the end of 2010. However, during the third quarter there was a significant further deterioration in the operating results in the United Kingdom due to that country's worsening economic conditions. According to published reports in early September, new construction orders in the U.K. had reached a thirty-year low. Had it not been for the significant negative impact of the U.K., the overall Infrastructure business results would have been close to break-even for the third quarter. As a result of the further decline of the U.K. market and the slowdown in Western Europe, the Company is currently reviewing additional countermeasures and cost reduction actions to improve future results.

Sales in the third quarter increased approximately 11 percent to $282 million, from $254 million in the third quarter of last year. Foreign currency translation increased sales by approximately $12 million in the third quarter compared with the third quarter of 2010, but did not have a material impact on operating income. An operating loss of ($3.3) million was incurred in the third quarter, compared with an operating loss of ($13.6) million in the third quarter of last year and an operating loss of ($5.1) million in the second quarter of this year on sales of $298 million.

The Company expects Infrastructure's fourth quarter loss to be higher than those of both the second and the third quarters of 2011, due principally to the U.K. market conditions and an expected seasonal slow-down in business activity in the fourth quarter, but expects to show measurable improvement over last year's fourth quarter, excluding the restructuring charge.

Harsco Rail

Operating margins in the third quarter of 13.3 percent were lower than the 20.4 percent in the comparable quarter of the prior year. Lower operating income and margins in the third quarter were the result of several factors, including higher year-over-year LIFO costs and the large sale at book value of previously used machines, as well as business mix. Operating income in the quarter decreased to $11.6 million from $14.4 million in the third quarter of last year due to these items.

Sales in the third quarter increased approximately 24 percent to $87 million, from $71 million in the third quarter of 2010. A majority of the sales increase, however, was due to the aforementioned large sale of machines sold at book value. Foreign currency translation also increased sales in the third quarter by almost $1 million, but did not have a material impact on operating income.

Sequential improvement in operating income and margins is expected in the fourth quarter of 2011 over the third quarter of 2011. As previously reported, however, fourth quarter 2011 results are expected to be tempered by the timing of several machine sales that were expected to be delivered late in the fourth quarter of 2011, but which are now expected to be delivered in the first quarter of 2012. Nevertheless, total 2011 revenues for this Segment are still expected to approximate those of 2010 and again exceed the $300 million level.

The global demand for railway maintenance-of-way equipment, parts, and services continues to be strong and the Class I railroads in the United States continue to report increased freight shipments, a positive indication of further opportunities for this Segment going into 2012. The Company expects to enter 2012 with a solid order book.

Harsco Industrial

Operating margins of 16.1 percent were slightly lower than last year's 17.6 percent, due in part to higher LIFO costs in the third quarter of 2011, compared with the third quarter of 2010.

Sales in the third quarter increased 46 percent to $86 million from last year's third quarter sales of $59 million. Likewise, operating income increased approximately 33 percent to $13.8 million, from $10.3 million in the third quarter of last year.

The fourth quarter of 2011 is expected to produce operating income comparable to that of the fourth quarter of last year. The longer-term outlook for this Segment remains favorable as many of this Segment's manufactured products are utilized in the energy markets. This, combined with the Company's continued success in expanding this Segment globally, is expected to result in significant growth.

Liquidity, Capital Resources and Other Matters

As expected, net cash provided by operating activities for the third quarter improved considerably over the first half of 2011 and bettered last year's third quarter by 12 percent. Net cash provided by operating activities for the third quarter of 2011 was $123 million, compared with $110 million for the third quarter of the prior year. Net cash provided by operating activities for the first nine months of 2011 was $190 million, compared with $236 million for the first nine months of the prior year. The decline in cash from operations is due principally to higher working capital from increased sales and $17 million in cash used for the restructuring of the Harsco Infrastructure Segment.

The total debt to capital ratio at September 30, 2011 was 38.0 percent, unchanged from June 30, 2011 and only slightly higher than the 37.6 percent ratio at December 31, 2010, which was the Company's lowest level since 1998. Total debt outstanding stood at $917 million as of September 30, 2011, compared with $884.9 million at the end of 2010.

Economic Value Added (EVA®) increased in the third quarter and first nine months of 2011 over the comparable periods in 2010, due principally to higher earnings.

Forward Looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "may," "could," "believes," "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Harsco, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the worldwide business environment in which the Company operates, including general economic conditions; changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; changes in the performance of the equity and debt markets that could affect, among other things, the valuation of the assets in the Company's pension plans and the accounting for pension assets, liabilities and expenses; changes in governmental laws and regulations, including environmental, tax and import tariff standards; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; unforeseen business disruptions in one or more of the many countries in which the Company operates due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; the seasonal nature of the Company's business; our ability to successfully enter into new contracts and complete new acquisitions or joint ventures in the timeframe contemplated or at all; the recent global financial and credit crisis, which could result in our customers curtailing development projects, construction, production and capital expenditures, which, in turn, could reduce the demand for our products and services and, accordingly, our sales, margins and profitability; the financial condition of the Company's customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; risk and uncertainty associated with intangible assets; the successful integration of the Company's strategic acquisitions; the amount and timing of repurchases of the Company's common stock, if any; our ability to successfully implement cost-reduction initiatives, including the achievement of expected cost savings in the expected timeframe; and other risk factors listed from time to time in the Company's SEC reports. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 10:00 a.m. Eastern Time to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 for international callers. Enter Conference ID number 13950424. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website.

About Harsco

Harsco Corporation is a global solutions company serving major industries that are fundamental to worldwide infrastructure development and economic growth. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=361

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	Three Months Ended September 30		Nine Months Ended September 30
(In thousands, except per share amounts)	2011	2010	2011	2010
Revenues from continuing operations:
Service revenues	$ 682,885	$ 627,901	$ 2,059,928	$ 1,865,333
Product revenues	172,979	124,500	450,082	415,994
Total revenues	855,864	752,401	2,510,010	2,281,327

Costs and expenses from continuing operations:
Cost of services sold	545,008	493,181	1,643,202	1,481,099
Cost of products sold	126,395	81,569	305,833	263,597
Selling, general and administrative expenses	129,006	131,405	407,957	401,496
Research and development expenses	1,577	1,293	4,290	2,979
Other (income) expense	3,050	883	4,431	(2,020)
Total costs and expenses	805,036	708,331	2,365,713	2,147,151

Operating income from continuing operations	50,828	44,070	144,297	134,176

Interest income	683	737	2,022	1,849
Interest expense	(12,230)	(15,709)	(36,809)	(47,239)

Income from continuing operations before income taxes and equity income	39,281	29,098	109,510	88,786

Income tax expense	(7,078)	(7,391)	(24,813)	(23,295)
Equity in income of unconsolidated entities, net	194	120	530	309

Income from continuing operations	32,397	21,827	85,227	65,800

Discontinued operations:
Loss on disposal of discontinued business	(636)	(1,406)	(2,708)	(6,195)
Income tax benefit related to discontinued business	229	511	1,018	2,716
Loss from discontinued operations	(407)	(895)	(1,690)	(3,479)
Net Income	31,990	20,932	83,537	62,321
Less: Net income attributable to noncontrolling interests	(190)	(753)	(2,579)	(4,445)
Net Income attributable to Harsco Corporation	$ 31,800	$ 20,179	$ 80,958	$ 57,876

Amounts attributable to Harsco Corporation common stockholders:
Income from continuing operations, net of tax	$ 32,207	$ 21,074	$ 82,648	$ 61,355
Loss from discontinued operations, net of tax	(407)	(895)	(1,690)	(3,479)
Net income attributable to Harsco Corporation common stockholders	$ 31,800	$ 20,179	$ 80,958	$ 57,876

Weighted-average shares of common stock outstanding	80,767	80,574	80,737	80,559
Basic earnings (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ 0.40	$ 0.26	$ 1.02	$ 0.76
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.04)
Basic earnings per share attributable to Harsco Corporation common stockholders	$ 0.39	$ 0.25	$ 1.00	$ 0.72

Diluted weighted-average shares of common stock outstanding	81,037	80,762	80,997	80,747
Diluted earnings (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ 0.40	$ 0.26	$ 1.02	$ 0.76
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.04)
Diluted earnings per share attributable to Harsco Corporation common stockholders	$ 0.39	$ 0.25	$ 1.00	$ 0.72

HARSCO CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)	September 30 2011	December 31 2010
ASSETS
Current assets:
Cash and cash equivalents	$ 106,288	$ 124,238
Trade accounts receivable, net	656,526	585,301
Other receivables	28,071	29,299
Inventories	276,625	271,617
Other current assets	123,572	144,491
Total current assets	1,191,082	1,154,946
Property, plant and equipment, net	1,369,202	1,366,973
Goodwill	688,859	690,787
Intangible assets, net	101,036	120,959
Other assets	145,541	135,555
Total assets	$ 3,495,720	$ 3,469,220
LIABILITIES
Current liabilities:
Short-term borrowings	$ 59,027	$ 31,197
Current maturities of long-term debt	2,623	4,011
Accounts payable	267,066	261,509
Accrued compensation	95,645	83,928
Income taxes payable	7,866	9,718
Dividends payable	16,546	16,505
Insurance liabilities	25,884	25,844
Advances on contracts	114,983	128,794
Other current liabilities	206,461	206,358
Total current liabilities	796,101	767,864
Long-term debt	855,736	849,724
Deferred income taxes	37,690	35,642
Insurance liabilities	62,340	62,202
Retirement plan liabilities	197,929	223,777
Other liabilities	51,890	61,866
Total liabilities	2,001,686	2,001,075
EQUITY
Harsco Corporation stockholders' equity:
Common stock	139,798	139,514
Additional paid-in capital	146,511	141,298
Accumulated other comprehensive loss	(204,729)	(185,932)
Retained earnings	2,105,211	2,073,920
Treasury stock	(738,016)	(737,106)
Total Harsco Corporation stockholders' equity	1,448,775	1,431,694
Noncontrolling interests	45,259	36,451
Total equity	1,494,034	1,468,145
Total liabilities and equity	$ 3,495,720	$ 3,469,220

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Three Months Ended September 30		Nine Months Ended September 30
(In thousands)	2011	2010	2011	2010

Cash flows from operating activities:
Net income	$ 31,990	$ 20,932	$ 83,537	$ 62,321
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	69,699	69,511	207,330	209,428
Amortization	8,655	9,016	25,950	27,033
Equity in income of unconsolidated entities, net	(194)	(120)	(530)	(309)
Dividends or distributions from unconsolidated entities	--	--	160	176
Other, net	318	(2,934)	(3,674)	(17,271)
Changes in assets and liabilities, net of acquisitions and dispositions of businesses:
Accounts receivable	10,055	23,830	(76,972)	(57,299)
Inventories	7,840	(4,761)	(6,667)	8,606
Accounts payable	(6,232)	(2,248)	3,150	14,524
Accrued interest payable	6,246	9,882	6,651	21,252
Accrued compensation	11,721	2,639	13,640	16,429
Harsco Infrastructure Segment Restructuring Program accrual	(5,551)	--	(16,697)	--
Other assets and liabilities	(11,305)	(15,418)	(45,771)	(48,910)

Net cash provided by operating activities	123,242	110,329	190,107	235,980

Cash flows from investing activities:
Purchases of property, plant and equipment	(73,944)	(55,352)	(240,820)	(129,942)
Proceeds from sales of assets	3,792	2,133	37,180	18,421
Purchases of businesses, net of cash acquired	(1,938)	--	(1,938)	(27,643)
Other investing activities	6,284	(4,813)	10,115	(3,093)

Net cash used by investing activities	(65,806)	(58,032)	(195,463)	(142,257)

Cash flows from financing activities:
Short-term borrowings, net	(28,656)	(54,404)	28,941	(50,919)
Current maturities and long-term debt:
Additions	48,498	318,377	215,422	499,267
Reductions	(48,301)	(74,528)	(210,761)	(251,646)
Cash dividends paid on common stock	(16,557)	(16,496)	(49,599)	(49,460)
Dividends paid to noncontrolling interests	(2,722)	(1,072)	(3,322)	(5,020)
Purchases of noncontrolling interests	--	(1,159)	--	(1,159)
Contributions of equity from noncontrolling interests	8,414	88	9,074	442
Common stock issued-options	338	382	1,668	820
Other financing activities	(1)	(369)	(1)	(369)

Net cash provided (used) by financing activities	(38,987)	170,819	(8,578)	141,956

Effect of exchange rate changes on cash	(7,456)	4,769	(4,016)	474

Net increase (decrease) in cash and cash equivalents	10,993	227,885	(17,950)	236,153

Cash and cash equivalents at beginning of period	95,295	102,452	124,238	94,184

Cash and cash equivalents at end of period	$ 106,288	$ 330,337	$ 106,288	$ 330,337

Harsco Corporation
REVIEW OF OPERATIONS BY SEGMENT (Unaudited)

	Three Months Ended September 30, 2011		Three Months Ended September 30, 2010
(In thousands)	Revenues	Operating Income (loss)	Revenues	Operating Income (loss)

Harsco Metals & Minerals	$400,478	$30,907	$369,351	$34,026

Harsco Infrastructure	282,319	(3,296)	253,569	(13,643)

Harsco Rail	87,438	11,636	70,675	14,401

Harsco Industrial	85,629	13,750	58,726	10,345

General Corporate	--	(2,169)	80	(1,059)

Consolidated Totals	$855,864	$50,828	$752,401	$44,070

	Nine Months Ended September 30, 2011		Nine Months Ended September 30, 2010
(In thousands)	Revenues	Operating Income (loss)	Revenues	Operating Income (loss)

Harsco Metals & Minerals	$1,216,004	$94,764	$1,089,801	$94,012

Harsco Infrastructure	842,220	(25,875)	766,851	(46,467)

Harsco Rail	227,985	42,279	252,404	56,429

Harsco Industrial	223,801	37,468	172,091	32,439

General Corporate	--	(4,339)	180	(2,237)

Consolidated Totals	$2,510,010	$144,297	$2,281,327	$134,176
CONTACT: Investor Contact
         Eugene M. Truett
         717.975.5677
         etruett@harsco.com

         Media Contact
         Kenneth D. Julian
         717.730.3683
         kjulian@harsco.com